UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2011

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2011, the board of directors (the “Board”) of Hologic, Inc. (the “Company”) appointed Christiana Stamoulis to the Board. The Board also appointed Ms. Stamoulis as a member of the Board’s Corporate Development Committee.

Ms. Stamoulis is the Senior Vice President, Corporate Strategy and Business Development, of Vertex Pharmaceuticals Incorporated, a position she has held since October 2009. Prior to joining Vertex, she was a Managing Director in Citigroup’s Healthcare Banking Group from April 2006 to February 2009. From 2000 to April 2006, Ms. Stamoulis was an investment banker in the Healthcare Investment Banking Group of Goldman, Sachs & Co., where she was a Vice President from January 2002 through April 2006. Ms. Stamoulis started her career as a strategy consultant at The Boston Consulting Group. Ms. Stamoulis holds a B.S. in Economics and a B.S. in Architecture from the Massachusetts Institute of Technology and an M.B.A. from the MIT Sloan School of Management.

As a non-employee director, Ms. Stamoulis is entitled to the Company’s standard cash and equity compensation for Board services, which is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities Exchange Commission on January 20, 2011 for the Company’s 2011 annual meeting of stockholders.

In connection with the appointment, the Company and Ms. Stamoulis entered into the Company’s standard director indemnification agreement, the form of which was filed with the Securities Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on March 6, 2009.

There are no transactions between Ms. Stamoulis and the Company that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLOGIC, INC.

Dated: November 3, 2011	By:	/S/ GLENN P. MUIR
Glenn P. Muir Executive Vice President, Finance and Administration, and Chief Financial Officer